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                                                                    EXHIBIT 12.1


                         NORTHWEST AIRLINES CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)
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                                                                  THREE MONTHS ENDED            NINE MONTHS ENDED
                                                                    SEPTEMBER 30                   SEPTEMBER 30
                                                           ------------------------------    ---------------------------
                                                                1999            1998            1999             1998
                                                           ------------      ------------    ------------    -----------
EARNINGS:

Income (loss) before income taxes                          $       294       $      (352)    $       444     $       (156)
Less:  Income from less than 50%
          owned investees                                           23                 2              58                9
Add:
     Rent expense representative of interest (1)                    50                48             147              145
     Interest expense net of capitalized interest                   87                90             264              207
     Interest of mandatorily redeemable
        preferred security holder                                    7                 5              20               16
     Amortization of debt discount and expense                       4                 5              11               10
     Amortization of interest capitalized                            1                 1               3                3
                                                           ------------      ------------    ------------    -------------

     ADJUSTED EARNINGS (LOSS)                              $       420       $      (205)    $       831     $        216
                                                           ============      ============    ============    =============

FIXED CHARGES:

Rent expense representative of interest (1)                $        50       $        48     $       147     $        145
Interest expense net of capitalized interest                        87                90             264              207
Interest of mandatorily redeemable
     preferred security holder                                       7                 5              20               16
Amortization of debt discount and expense                            4                 5              11               10
Capitalized interest                                                 4                 6              12               12
                                                           ------------      ------------    ------------    -------------

     FIXED CHARGES                                         $       152       $       154     $       454     $        390
                                                           ============      ============    ============    =============


RATIO OF EARNINGS TO FIXED CHARGES                                2.76                -- (2)        1.83               -- (2)
                                                           ============      ============    ============    =============


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(1)      Calculated as one-third of rentals, which is considered representative of the interest factor.

(2) Earnings were inadequate to cover fixed charges by $359 million and $174 million for the three and nine months ended September 30, 1998, respectively.